Exhibit 99.1

Press Release

For Further Information Contact:

MEDIA:		INVESTORS:
Chris Savarese (Rite Aid)	Aaron Blank (Bartell Drugs)	Trent Kruse
717-975-5718	206-838-9204	717-975-3710

RITE AID TO ACQUIRE BARTELL DRUGS

Historic Brand Remains in Place; Deal Expands Health and Wellness Approach in Seattle and Puget Sound Region

CAMP HILL, Pa. and SEATTLE – October 7, 2020 – Rite Aid (NYSE: RAD) and Bartell Drugs today announced they have entered into a definitive agreement under which Rite Aid will acquire Bartell Drugs.

Founded in 1890, family-owned Bartell Drugs generates over $550 million in revenue and fills approximately 5.5 million prescriptions annually across its 67 stores in Seattle and throughout King, Snohomish and Pierce counties in Washington state. Bartell Drugs’ stores join Rite Aid’s existing 69 Seattle area stores and will continue to operate under the Bartell Drugs name. The purchase price is $95 million.

“For more than a century, Bartell’s has been an integral part of the fabric of Seattle and neighboring communities serving families with pharmacy services while promoting the health and well-being of local communities,” said Heyward Donigan, president and chief executive officer, Rite Aid. “The acquisition of Bartell’s fits perfectly into and accelerates our RxEvolution strategy, as our companies share a commitment to total health and wellness, the importance of the pharmacist as a trusted health advisor and the critical role the neighborhood pharmacy plays. Expansion within the growing Seattle area will allow Rite Aid to better serve customers, health plans and healthcare providers.”

“Looking forward to the future with Rite Aid,” said George D. Bartell, Chairman of Bartell Drugs, “we are excited about the opportunity to expand upon our mission to be the best neighborhood drug store in the Pacific Northwest. Rite Aid’s vision fits well with what we think will best serve the needs of our customers. This is a day to celebrate the 130-year success story of Bartell Drugs, while eagerly anticipating the future.”

Within each community it serves, Rite Aid aspires to be the neighborhood pharmacy that best supports the overall health and well-being of its residents. The greater Seattle area is made up of a large and growing number of people who share Rite Aid’s holistic health mindset. These same customers value the expanded role pharmacists play in choices impacting the well-being of their families. Rite Aid supports these families as a whole health destination with pharmacists that embrace their role as the everyday extension of the broader healthcare ecosystem. By deepening the organization’s commitment to families in the Seattle area, Rite Aid is better positioned to support the health and well-being of its customers, as well as the many notable regional health plans and health systems in the region which serve them.

The transaction is expected to be accretive to Rite Aid's adjusted earnings per share after the first 12 months following the closing of the transaction. The transaction is expected to close by the end of Rite Aid’s 2021 fiscal year, subject to regulatory approvals and other customary closing conditions. Moelis & Company acted as Rite Aid's financial advisor and Troutman Pepper and Morgan Lewis acted as legal advisors in connection with this transaction.

Outlook for Fiscal 2021

Rite Aid is updating its previously issued fiscal 2021 guidance for capital expenditures and free cash flow as a result of the transaction. Capital expenditures are now expected to be between $300 and $325 million, and free cash flow is now expected to be between $60 million and $135 million.

About Rite Aid Corporation

Rite Aid Corporation is on the front lines of delivering healthcare services and retail products to more than 1.6 million Americans daily. Our pharmacists are uniquely positioned to engage with customers and improve their health outcomes. We provide an array of whole being health products and services for the entire family through over 2,400 retail pharmacy locations across 18 states. Through Elixir, we provide pharmacy benefits and services to approximately 4 million members nationwide. For more information, www.riteaid.com.

About Bartell Drugs

Operating 67 locations in King, Snohomish and Pierce counties and serving the Northwest since 1890, locally owned Bartell Drugs is dedicated to providing extraordinary service that advances health, happiness and wellbeing. For more information, visit www.bartelldrugs.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this release that are not historical, are forward-looking statements made pursuant to the safeharbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements regarding Rite Aid's guidance for fiscal 2021, the expected timing and likelihood of completion of the proposed transaction with Bartell Drugs; the outcome of legal and regulatory matters in connection with the transaction; the impact of the transaction on Rite Aid’s financial results; and any assumptions underlying any of the foregoing. Words such as "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "should," and "will" and variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve risks, assumptions and uncertainties, including, but not limited to: the risk that conditions to the closing of the transaction may not be satisfied; the risk that we may be unable to obtain necessary regulatory approvals for the transaction or required regulatory approvals may delay the transaction; the impact of COVID-19 on our workforce, operations, stores, expenses, and supply chain, and the operations of our customers, suppliers and business partners. These and other risks, assumptions and uncertainties are more fully described in Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K, in Item 1A (Risk Factors) of our Quarterly Report on Form 10-Q filed on July 2, 2020 and in other documents that we file or furnish with the Securities and Exchange Commission (the “SEC”), which you are encouraged to read. To the extent that COVID-19 adversely affects our business and financial results, it may also have the effect of heightening many of such risk factors.

Rite Aid expressly disclaims any current intention to update publicly any forward-looking statement after the distribution of this release, whether as a result of new information, future events, changes in assumptions or otherwise.

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